Cognex Corporation Announces Second Quarter Results; Machine Vision Company
           Reports Significant Growth in Both Revenue and Net Income

   NATICK, Mass.--July 19, 2004--

   Overview of the Quarter

   Cognex Corporation (NASDAQ: CGNX) today announced revenue for the second quarter ended July 4, 2004 of $54,467,000, and net income of $10,878,000, or $0.23 per diluted share. These results compare very favorably with both the comparable quarter in 2003 and with the prior quarter, as shown in the table below:


                                                         Earnings per
         Time Period             Revenue     Net Income  Diluted Share
----------------------------------------------------------------------
Current quarter: Q2-04          $54,467,000 $10,878,000      $0.23
----------------------------------------------------------------------
Prior year's quarter: Q2-03     $36,622,000  $3,306,000      $0.08
----------------------------------------------------------------------
Increase from Q2-03 to Q2-04         49%        229%          204%
----------------------------------------------------------------------
Prior quarter: Q1-04            $48,169,000  $8,567,000      $0.18
----------------------------------------------------------------------
Increase from Q1-04 to Q2-04         13%         27%           26%
----------------------------------------------------------------------


   For the six months ended July 4, 2004, Cognex reported revenue of $102,636,000, a 48% increase over revenue of $69,510,000 reported for the same six-month period a year ago. And, net income for the six months ended July 4, 2004 increased 281% to $19,445,000, or $0.41 per diluted share, from $5,099,000, or $0.12 per diluted share, for the comparable period in 2003.
   "I am very pleased with our second quarter results and the growth we achieved in the first half of 2004," said Dr. Robert J. Shillman, Cognex's Chief Executive Officer and Chairman. "We reported significant increases in revenue for both the quarter and for the first six months of the year over the comparable periods in 2003. Net income increased at an even faster rate than revenue because we kept a tight rein on spending, except in targeted areas such as sales and marketing. And, best of all, net income is once again 20% of revenue, which has been a long-standing goal for the company."
   Dr. Shillman continued, "Customer demand is strong, and we expect continued growth in revenue and net income through the remainder of this year."

   Details of the Quarter

   Statement of Operations Highlights - Second Quarter of 2004

   -- Revenue for the second quarter of 2004 increased 49% over the comparable quarter in 2003 and 13% on a sequential basis. The increase year-on-year is due to higher sales to customers who make capital equipment for the semiconductor industry. On a sequential basis, the increase is due to higher sales to customers who make capital equipment for the electronics industry, to end-user customers making a variety of electronic products, and to higher sales of the company's surface inspection products.

   -- Gross margin was 71% in the first quarter of 2004 compared to 67% in the comparable quarter in 2003 and 69% in the prior quarter. Cost of revenue for the first and second quarters of 2004 as well as the second quarter of 2003 includes a benefit of $262,000, $234,000 and $569,000, respectively, relating to an inventory reserve recorded in the fourth quarter of 2001. Excluding this benefit, gross margin would have been 70% in the second quarter of 2004, 66% in the second quarter of 2003, and 69% in the prior quarter. The increase in gross margin year-on-year is due to higher sales volume as well as product mix. On a sequential basis, gross margin increased due to the higher sales volume.

   -- Research, Development & Engineering (R, D & E) spending in the second quarter of 2004 increased 6% from the comparable quarter in 2003. The increase in R, D & E spending year-on-year is principally due to the accrual of anticipated company bonuses for 2004. On a sequential basis, R, D & E decreased slightly due to lower employee-related expenses.

   -- Selling, General & Administrative (S, G & A) spending in the second quarter of 2004 increased 26% from the comparable quarter in 2003 and 8% on a sequential basis. The increase in S, G & A spending, both year-on-year and sequentially, is due to higher employee-related costs, including higher commissions resulting from the higher revenue level and the accrual of anticipated company bonuses for 2004, as well as an investment in additional end-user sales personnel and marketing activities. Also adding to the year-on-year increase in S, G & A spending was the impact of foreign exchange rates on the company's international operations.

   -- Investment and other income was $1,031,000 in the second quarter of 2004 compared to $1,615,000 in the comparable quarter of 2003 and $1,274,000 in the prior quarter. The decrease in investment and other income, both year-on-year and sequentially, is due to lower yields on cash and investment balances as well as lower realized gains on investments.

   -- The foreign currency loss was $50,000 in the second quarter of 2004 as compared to a loss of $1,164,000 in the comparable quarter of 2003 and a gain of $625,000 in the prior quarter. The company recognizes foreign currency gains and losses on the revaluation and settlement of accounts receivable balances that are reported in one currency and collected in another.

   --  The effective tax rate was 29% in the second quarter of 2004 as compared to 32% in the comparable quarter of 2003 and 29% in the prior quarter. The decrease in the effective tax rate year on year is due to more of the company's profits being earned and taxed in lower tax jurisdictions in 2004 than in 2003.

   Balance Sheet Highlights - July 4, 2004

   -- Cognex's financial position remains strong at July 4, 2004, with over $360,000,000 in cash and investments and no debt. Cash and investments increased over $57,000,000 from the end of 2003, the net result of positive cash flow from operations and cash received from the exercise of employee stock options, less dividend payments of approximately $5,400,000.

   -- Days sales outstanding (DSO) for the second quarter of 2004 was 55 days, and is well within the company's targeted range.

   -- Inventories at July 4, 2004 decreased by nearly 5% from the end of 2003. In addition, inventory turns improved in the second quarter to a rate equivalent to 4.4 times per year from
        3.8 times per year in the prior quarter.

   Business Trends and Financial Outlook

   -- Bookings for the second quarter of 2004 were significantly higher than in any quarter in 2003. However, on a sequential basis, orders decreased by 7% primarily due to an exceptionally high level of business in the prior quarter from customers who make capital equipment for the semiconductor and electronics industries as they ramped up their production in response to demands they were seeing for their products. Nevertheless, the company's book-to-bill ratio remained above
        1.0 for the quarter.

   -- Cognex expects revenue for the third quarter of 2004 to increase on a sequential basis to between $55 million and $58 million, in spite of the expected seasonal slowdown in orders from end-user customers that the company has historically experienced during the summer months. At that revenue level, gross margin is expected to be in the 70% range. For the third quarter, operating expenses (R, D & E and S, G & A) are expected to increase on a sequential basis by approximately 5% as the company further increases its investment in sales and marketing to help drive revenue. The effective tax rate for the third quarter of 2004 is expected to be 29%. As a result of the above, earnings for the third quarter are expected to be between $0.24 and $0.26 per diluted share.

   Analyst Conference Call and Simultaneous Webcast

   Cognex Corporation will host a conference call to discuss its results for the second quarter of 2004, as well as its financial outlook, today at 6:00 p.m. eastern time. The telephone number for the live call is 800-770-5589 (or 973-935-2039 if outside the United States). A replay will begin tonight at approximately 8:00 p.m. eastern time and will run continuously for 72 hours. The telephone number for the replay is 877-519-4471 (or 973-341-3080 if outside the United States) and the access code is 4873439.
   Internet users can listen to a real-time audio broadcast of the conference call, as well as an archive replay of the call, on Cognex's website at http://www.cognex.com/investor/default.asp.

   About Cognex Corporation

   Cognex Corporation designs, develops, manufactures, and markets machine vision systems, or computers that can "see." Cognex is the world's leader in the machine vision industry, having shipped more than 200,000 vision systems, representing over $1.5 billion in cumulative revenue, since the company's founding in 1981. Cognex's Modular Vision Systems Division, headquartered in Natick, Massachusetts, specializes in machine vision systems that are used for automating the manufacture of a wide range of discrete items and for assuring their quality. Cognex's Surface Inspection Systems Division, headquartered in Alameda, California, specializes in machine vision systems that are used for inspecting the surfaces of products manufactured in a continuous fashion, such as metals, papers and plastics. In addition to its corporate headquarters in Natick, Massachusetts, Cognex also has regional offices located throughout North America, Japan, Europe, and Southeast Asia. Visit Cognex on-line at http://www.cognex.com.

   Forward-Looking Statement

   Certain statements made in this press release and its attachments, which do not relate solely to historical matters, are forward-looking statements. You can identify these forward-looking statements by use of the words "expects," "anticipates," "estimates," "believes," "projects," "intends," "plans," "will," "may," "shall" and similar words. These forward-looking statements, which include statements regarding business trends and the company's financial outlook, involve risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include:
(1) global economic conditions that impact the capital spending trends of manufacturers in a variety of industries; (2) the cyclicality of the semiconductor and electronics industries; (3) the inability to achieve significant international revenue; (4) fluctuations in foreign exchange rates; (5) the loss of, or significant curtailment of purchases by, any one or more principal customers; (6) the reliance upon certain sole source suppliers to manufacture and deliver critical components for the company's products; and (7) the other risks detailed in the company's reports filed with the SEC, including the company's Form 10-K for the fiscal year ended December 31, 2003. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation to update forward-looking statements after the date of such statements.


                          COGNEX CORPORATION
                       Statements of Operations
               (In thousands, except per share amounts)


                                Three Months Ended   Six Months Ended
                            July 4, April 4, June 29, July 4, June 29,
                              2004    2004    2003     2004    2003
                              ------- ------- ------- -------- -------
                               (unaudited)             (unaudited)

Revenue                      $54,467 $48,169 $36,622 $102,636 $69,510

Cost of revenue               15,905  14,789  11,999   30,694  23,715
                              ------- ------- ------- -------- -------

Gross margin                  38,562  33,380  24,623   71,942  45,795
     Percentage of revenue        71%     69%     67%      70%     66%

Research, development, and
 engineering expenses          6,655   6,898   6,263   13,553  12,246
     Percentage of revenue        12%     14%     17%      13%     18%

Selling, general, and
 administrative expenses      17,568  16,314  13,949   33,882  27,193
     Percentage of revenue        32%     34%     38%      33%     39%
                              ------- ------- ------- -------- -------

Operating income              14,339  10,168   4,411   24,507   6,356
     Percentage of revenue        26%     21%     12%      24%      9%

Foreign currency gain (loss)     (50)    625  (1,164)     575  (1,791)

Investment and other income    1,031   1,274   1,615    2,305   2,909
                              ------- ------- ------- -------- -------

Income before taxes           15,320  12,067   4,862   27,387   7,474

Income tax provision           4,442   3,500   1,556    7,942   2,375
                              ------- ------- ------- -------- -------

Net income                   $10,878 $ 8,567 $ 3,306 $ 19,445 $ 5,099
     Percentage of revenue        20%     18%      9%      19%      7%
                              ======= ======= ======= ======== =======

Net income per diluted common
 and common equivalent share $  0.23 $  0.18 $  0.08 $   0.41 $  0.12
                              ======= ======= ======= ======== =======

Diluted weighted-average common
 and common equivalent shares
  outstanding                 47,241  46,752  43,678   47,317  43,640
                              ======= ======= ======= ======== =======

Cash dividends per common
 share                       $  0.06 $  0.06 $     - $   0.12 $     -
                              ======= ======= ======= ======== =======


                          COGNEX CORPORATION
                            Balance Sheets
                            (In thousands)


                                               July 4,    December 31,
                                                2004        2003
                                              ----------    --------
                                             (unaudited)
Assets

Cash and investments                           $  361,239    $303,502

Accounts receivable                                34,204      26,697

Inventories                                        14,817      15,519

Property, plant, and equipment                     24,117      24,980

Other assets                                       61,611      61,835
                                                ----------    --------

Total assets                                   $  495,988    $432,533
                                                ==========    ========


Liabilities and Stockholders' Equity

Current liabilities                            $   48,911    $ 47,287

Other liabilities                                     243         252

Stockholders' equity                              446,834     384,994
                                                ----------    --------

Total liabilities and stockholders' equity     $  495,988    $432,533
                                                ==========    ========

                          COGNEX CORPORATION
                    Additional Information Schedule
                        (Dollars in thousands)


                             Three Months Ended      Six Months Ended
                         July 4,  April 4, June 29,  July 4,  June 29,
                           2004     2004     2003      2004     2003
                         -------- ------- ----------- -------- -------
                            (unaudited)                (unaudited)

Revenue                  $54,467  $48,169  $36,622  $102,636  $69,510
                         ======== ======== ======== ========= ========

Revenue by division:
  Modular Vision Systems
   Division                   85%      88%      80%       86%      80%
  Surface Inspection
   Systems Division           15%      12%      20%       14%      20%
                         -------- -------- -------- --------- --------
  Total                      100%     100%     100%      100%     100%
                         ======== ======== ======== ========= ========

Revenue by geography:
  Japan                       41%      41%      35%       41%      35%
  United States               31%      28%      32%       30%      31%
  Europe                      22%      26%      25%       24%      24%
  Other                        6%       5%       8%        5%      10%
                         -------- -------- -------- --------- --------
  Total                      100%     100%     100%      100%     100%
                         ======== ======== ======== ========= ========

Revenue by industry:
  Semiconductor Capital
   Equipment                  29%      35%      17%       32%      18%
  Electronics Capital
   Equipment                  15%      12%      15%       13%      15%
  Surface inspection          15%      12%      20%       14%      20%
  Electronics Other           12%       9%       8%       11%       9%
  Automotive                   8%       8%      12%        8%      12%
  Semiconductor Other          6%       5%       5%        5%       4%
  Consumer products            1%       2%       2%        2%       2%
  Medical                      1%       2%       3%        2%       2%
  Pharmaceutical               1%       1%       2%        1%       2%
  Packaging                    1%       1%       2%        1%       2%
  Other                       11%      13%      14%       11%      14%
                         -------- -------- -------- --------- --------
  Total                      100%     100%     100%      100%     100%
                         ======== ======== ======== ========= ========

Revenue by product:
  PC-based vision systems     50%      51%      43%       50%      45%
  Vision sensors              27%      28%      27%       28%      26%
  Surface inspection
   vision systems             11%       9%      16%       10%      15%
  Service                     12%      12%      14%       12%      14%
                         -------- -------- -------- --------- --------
  Total                      100%     100%     100%      100%     100%
                         ======== ======== ======== ========= ========

Number of new customer
 accounts:
  End user                   257      191      219       448      429
  Original equipment
   manufacturer               32       37       23        69       59
                         -------- -------- -------- --------- --------
  Total                      289      228      242       517      488
                         ======== ======== ======== ========= ========

    CONTACT: Cognex Corporation
             Susan Conway, 508/650-3353